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                                                                  EXHIBIT 10.1

                       SETTLEMENT AGREEMENT AND RELEASE

        THIS AGREEMENT is made effective as of the 1st day of July, 1997 by and between MTR Gaming Group, Inc. (f/k/a Winners Entertainment, Inc.) (the "Company"), and Bill Blair, Incorporated (the "Shareholder").

WHEREAS, the Company and the Shareholder (as well as the then remaining shareholders of Mountaineer Park, Inc.) entered into a Stock Purchase Agreement dated May 5, 1992, as amended by that certain Rider No.1 dated May 5, 1992, as further amended by that certain Rider No.2 dated October 7, 1992, as further amended by that certain Rider No.3 dated October 16, 1992, as further amended by that certain Rider No.4 dated December 3, 1992, and as further amended by that certain Amendment to Rider No 4 dated November 28, 1994 (collectively the "Stock Purchase Agreement"), whereby the Company purchased from the Shareholder all of Shareholder's shares of common stock of Mountaineer Park, Inc. ("Mountaineer Park") as part of a larger transaction by which the Company acquired 100% of the common stock of Mountaineer Park; and

WHEREAS, prior to the purchase of Mountaineer Park by the Company, Mountaineer Park and its wholly owned subsidiary, Mountaineer Magic, Inc., owned and operated a race track and resort complex at Chester, West Virginia, together with clubhouse dining facilities, a 101 room hotel, and a nine hole golf course as well as operated 165 video lottery terminals pursuant to a contract with the West Virginia Lottery Commission; and

WHEREAS, prior to the purchase of Mountaineer Park by the Company, Mountaineer Park was unable to operate profitably and required the expansion and enhancement of video lottery in order to achieve profitability; and

WHEREAS, as a material inducement for the Company to purchase
Mountaineer Park, the Shareholder provided a warranty that "The businesses of [Mountaineer Park, Inc.] and [Mountaineer Magic, Inc.] are authorized by law in West Virginia..."; and

WHEREAS, as part of the purchase price, the Company delivered to the Shareholder 181,739 shares of the Company's common stock that were accorded registration rights and were subject to a guaranteed price of $6.00 per share upon such registration (the "Guaranteed Shares") such that (i) in the event the Shareholder were to sell the Guaranteed Shares at a price per share less than

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$6.00 per share pursuant to Rule 144 at any time prior to the date on which the Company causes a registration statement on Form S-1 or SS-3 to become effective (the "Effective Date"), the Company would be required to issue, based on the average closing bid price of the Company's common stock as reported by Nasdaq for the ten days prior to the Effective Date, that number of shares as shall equal in value the difference between $6.00 per share and the amount actually received by the Shareholder in such sales; and (ii) in the event the Shareholder were to elect not to sell the Guaranteed Shares prior to the Effective Date, then, so long as the Shareholder sells the Guaranteed Shares within 20 days after the Effective Date, the Company shall issue, based on the average closing bid price of the Guarantor's common stock on the Effective Date, that number of shares as shall equal in value the difference between $6.00 per share and the and the gross amount actually received by such holders in such sales; and

WHEREAS, notwithstanding the Shareholder's warranty and representation, in October of 1993, the Supreme Court of West Virginia ruled that the operation of video lottery terminals in the State of West Virginia generally, and at Mountaineer Park's facility specifically, was unconstitutional and therefore illegal and that such operations would have to be terminated within thirty
(30) days (which, through a series of stays was extended until the end of the 1994 State legislative session); and

WHEREAS, the Company asserts that because Mountaineer Park's operation of video lottery terminals was declared illegal, Mountaineer Park and the Company have suffered substantial damages, including but not limited to (i) millions of dollars spent pursuing court action, lobbying for video lottery legislation, and funding operating losses at Mountaineer Park until the passage of video lottery legislation that enabled it to operate profitably;
(ii) a precipitous drop in the market price of the Company's common stock;
(iii) delays in the ability to register the Company's common stock, causing it to incur various contractual penalties; and (iv) lost Profits; and

WHEREAS, the Shareholder believes it has a valid claim against the Company for breach of the price guaranty provisions and registration provisions of the Stock Purchase Agreement; and

WHEREAS, prior to the acquisition of Mountaineer Park, Inc. by the Company, the Company lent Shareholder the sum of $240,000, which was evidenced by a promissory note (the "First Note"), but has not been repaid; and

WHEREAS, Shareholder's president made an April 29, 1996 promissory note in favor of Mountaineer Park, Inc. in the principal amount of $62,000 (the "Second Note"), the balance of which together with accrued interest is $78,108.46, and which has not been paid; and

WHEREAS, the Company and the Shareholder have agreed to settle

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the aforementioned claims on the terms and conditions set forth herein in order to avoid the expense and uncertainty of litigation:

NOW THEREFORE, in consideration for the mutual promises and benefits set forth herein, and with full authority to enter into this Agreement and be bound thereby, the Company and the Shareholder hereby agree as follows:

1. Recitals. The foregoing recitals are incorporated as if more fully set forth herein.

2. Payment. In full and complete satisfaction of any claims that the Shareholder had, has or may have against the Company arising out of the Stock Purchase Agreement, the Company shall (i) pay to the Shareholder, the sum of $278,108.46 out of which the Shareholder hereby irrevocably directs the Company to withhold the sum of $78,108.46 in full payment of the Second Note and all accrued interest (leaving a cash payment of $200,000; (ii) cancel and return to Shareholder the First Note; and (iii) deliver to Shareholder 50,000 shares of the Company's common stock (the "New Shares"). The New Shares shall bear a restrictive legend as required by the federal securities laws.

3.   Investment Representation.

(a) Access to Information. Shareholder represents and warrants that he has had access to all public information concerning the Company's condition, financial and otherwise, its management, its business and its prospects. Shareholder represents that he has received a copy of the Company's Annual Report on Form 10-K for the fiscal year ended 1996 and Form 10-Q for the Quarter ended March 31, 1997 (the "Disclosure Documents"). Shareholder represents that it has read the Disclosure Documents and has reviewed all available information with its legal, financial and investment advisors to the extent that it deemed such review necessary or appropriate. Shareholder acknowledges that it is aware that because of the Company's financial position and other factors, the acquisition of the common stock involves a high degree of risk.

(b) Restricted Securities. Shareholder understands and acknowledges that, unless registered, the New Shares are restricted securities and are being acquired by Shareholder for its own account and not on behalf of any other person and are being acquired for investment purposes and not for distribution. Shareholder represents that an investment in the common stock is a suitable investment for Shareholder, taking into consideration

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the restrictions on transferability affecting the common stock. The Company is the only person which may register the common stock for public sale under the Securities Act of 1933 (the "Act") and state securities laws. Shareholder agrees that it will not transfer or sell the common stock without registration under the Act and any applicable state securities laws unless exemptions from such registration requirements are available.

4. Acknowledgment. The Shareholder acknowledges that upon delivery of the payment and issuance and delivery of New Shares referred to in Section 2 above, except as stated herein, the Shareholder shall have no further rights under the price guarantee or other provisions of the Stock Purchase Agreement.

5. Mutual Release. Upon delivery of the payment and issuance and delivery of New Shares, except for those obligations expressly provided for in this Agreement, the Company and the Shareholder hereby forever release and discharge the other and each of the other's officers, directors, shareholders, employees, agents, affiliates, attorneys, successors, and assigns as appropriate of and from any and all claims, rights, duties, obligations, debts, liabilities, damages, injuries, actions, and causes of action of every kind and nature, foreseen and unforeseen, contingent and actual, liquidated and unliquidated, suspected and unsuspected, disclosed and undisclosed, including without limitation all claims which either party has or might have arising from or related to the Stock Purchase Agreement. Further, the Company expressly releases the Shareholder from any claim it may have arising out of the warranty referred to in the fourth Recital of this Agreement.

Each party acknowledges that it has been advised by experienced and knowledgeable counsel with respect to this Settlement Agreement generally and this release specifically.

6. Complete Agreement. This Agreement constitutes the full and complete agreement between the parties.

7. Governing Law. This Agreement shall be construed in accordance with laws of the State of West Virginia. Any claim arising out of this Agreement shall be brought in a court of competent jurisdiction in the State of West Virginia, and each party to this Agreement hereby consents to the jurisdiction of such courts.

8. Third Parties, Successors and Assigns. All of the terms, warranties, representations and covenants of this Amendment shall apply to and be binding upon, and shall inure to the benefit off the parties hereto, and each of their respective permitted

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successors and assignees, and there are no intended third party beneficiaries.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS/ATTEST  MTR GAMING GROUP, INC.



     By: /s/ EDSON R. ARNEAULT
         ---------------------
     Edson R. Arneault, President


     BILL BLAIR, INCORPORATED



     By: /s/ WILLIAM E. BLAIR, JR.
         --------------------------------
         William E. Blair, Jr., President